Exhibit 10.13

CONFIDENTIAL

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

DATED 28 January 2015

(1)                                 IMMUNOCORE LIMITED

(2)                                 ADAPTIMMUNE LIMITED

TARGET COLLABORATION DEED

Penningtons Manches LLP

9400 Garsington Road

Oxford Business Park

Oxford

OX4 2HN

Tel: +44 (0)1865 722106

Fax: +44 (0)1865 201012

www.penningtonsmanches.com

CONFIDENTIAL

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	CONFIDENTIALITY	6
3.	TARGET DATABASE	8
4.	TARGET IDENTIFICATION	9
5.	T-CELL CLONING	11
6.	INTELLECTUAL PROPERTY RIGHTS	13
7.	PAYMENT TERMS, EXPENSES AND VAT	14
8.	PREVIOUS AGREEMENT	16
9.	LIABILITY	16
10.	INSURANCE	16
11.	TERMINATION	17
12.	FORCE MAJEURE	18
13.	CONFIDENTIALITY AND ANNOUNCEMENTS	18
14.	ASSIGNMENT	18
15.	SEVERANCE	19
16.	VARIATION AND WAIVER	19
17.	NOTICES	19
18.	WHOLE AGREEMENT	21
19.	THIRD PARTY RIGHTS	21
20.	COUNTERPARTS	21
21.	GOVERNING LAW AND JURISDICTION	21

CONFIDENTIAL

THIS DEED is dated                                                                                 2015

and is made BETWEEN:

(1)                                 IMMUNOCORE LIMITED a company incorporated and registered in England and Wales under company number 6456207 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Immunocore”); and

(2)                                 ADAPTIMMUNE LIMITED a company incorporated and registered in England and Wales under company number 6456741 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Adaptimmune”).

BACKGROUND:

(A)                               Immunocore is engaged in developing and commercialising products containing soluble T-Cell receptors;

(B)                               Adaptimmune is engaged in developing and commercialising products that are transfected with genes encoding T-Cell receptors;

(C)                               The parties wish to collaborate in relation to certain target identification activities;

OPERATIVE PROVISIONS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Deed the following words and expressions shall bear the meanings ascribed to them below:

“Affiliate”

means any person or company or other entity that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a party. For the purposes of this Clause “control” means: (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the entity; or (ii) the power to control the board of directors or equivalent governing body or management of the entity. For the purposes of this definition Adaptimmune and Immunocore shall not be considered to be Affiliates of each other;

“Assignment and Exclusive Licence”	an Assignment and Exclusive Licence made between the parties as of [insert date];

“Business Day”	a day other than a Saturday, Sunday or public holiday when clearing banks in London are open for the transaction of non-automated banking business;

“Confidential Information”

(a)                                 all commercial, technical, financial and other information of whatever nature and in whatever form (whether written, oral, visual, recorded, graphical, electronic or otherwise) relating to the business, technology or other affairs of the relevant party; and

(b)                                 any systems, ideas, concepts, know-how, techniques, drawings, specifications, blueprints, tracings, diagrams, models, functions, designs and capabilities (including computer software, data and hardware used in conjunction with such software, business procedures, manufacturing processes or other information embodied in drawings or specifications) and any other intellectual property of the relevant party;

“Effective Date”	28 January 2015;

“Force Majeure Event”

any cause affecting the performance by a party of its obligations under this Deed arising from acts, events, omissions or non-events beyond its reasonable control, including:

(a)                                 acts of God, including fire, flood, earthquake, windstorm or other natural disaster;

(b)                                 war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(c)                                  acts of terrorism;

(d)                                 adverse weather conditions; or

(e)                                  fire, explosion or accidental damage;

“FTE Rate”	means a rate per individual regardless of seniority and as specified in Schedule 1;

“Intellectual Property Rights”

patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Joint Target Identification”	any Target Identification work performed by either Adaptimmune or Immunocore other than any Partner Target Identification or Other Target Identification;

“Materials”

the materials provided by one party to the other party for the performance of a Project including all constructs, libraries, derivatives, portions, improvements or components of them or obtained from them or as a result of their use but excluding Results;

“Non-Partner Materials”	Any Materials other than Partner Materials;

“Other Target Identification”	means any Target Identification carried out by either Adaptimmune or Immunocore on behalf of a Third Party other than Partner Target Identification;

“Partner Materials”

Materials which are either (a) provided by a Third Party for validation or use by one or other of Immunocore or Adaptimmune; or (b) in relation to which Immunocore or Adaptimmune has agreed to provide validation services or other services for any Third Party (excluding any Targets in the Target Database);

“Partner Target Identification”

any Target Identification work performed by either Adaptimmune or Immunocore on behalf of a Third Party and in each case following acceptance of a Target Nomination from a Third Party by the relevant party and including where such work is performed on Partner Materials. Partner Target Identification excludes any T-cell Cloning;

“Previous Agreement”	Means the Facilities and Services Agreement between the parties dated 31 July 2014;

“Project”	any project agreed between the parties in relation to T-cell cloning and as set out in a Project Schedule signed by both parties or otherwise agreed in writing between the parties;

“Project Schedule”	A schedule setting out the scope of any Project and performance obligations of each party and signed by both parties;

“Requesting Party”	has the meaning set out in clause 5.2;

“Results”	all results, data, materials and information generated or created by either party in the performance of any Project;

“Target”	means any protein or other biological molecule from which an HLA-presented antigen is derived (including all HLA alleles);

“Target Database”	A database comprising all Targets identified, isolated or characterised during Joint Target Identification and maintained in accordance with clause 3;

“Target Identification”

Work performed for the initial identification and qualification of a Target meaning any or all of identification of an HLA-presented peptide by mass spectrometry, quantification of mRNA expression of the parent protein antigen in normal human tissues and assessment of parent protein antigen frequency in relevant disease or tumour types together with associated identification and qualification activities. Target Identification excludes any T-cell cloning;

“Target Nomination”

a written notification from a Third Party in accordance with an agreement between a party to this Deed and any Third Party, where such written notification results in or will (following acceptance of notification by the relevant party) result in the granting of an exclusive licence to such Third Party or an option for such an exclusive licence to a Third Party. Such notification will apply in relation to the Target specified in the written notification from the Third Party;

“T-cell Cloning”

any work performed by either Adaptimmune or Immunocore which is for the identification, isolation or characterisation of any wild-type T-cell receptor or T-cell clone comprising such wild-type T-cell receptor directed or intended to be directed to any Target;

“Third Party”	any person, company or other entity other than Adaptimmune, Immunocore or any Affiliate of Adaptimmune or Immunocore;

“TIC”	means the Target Identification Committee set up pursuant to clause 4.4;

1.2                               The headings in this deed are inserted for convenience only and shall not affect its construction.

1.3                               A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                               The schedules to this Deed form part of (and are incorporated into) this Deed.

2.                                      CONFIDENTIALITY

2.1                               Immunocore shall:

2.1.1                                             keep any Confidential Information of Adaptimmune secret;

2.1.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Adaptimmune;

2.1.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Adaptimmune; and

2.1.4                                             inform Adaptimmune immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

For clarity, Confidential Information of Adaptimmune shall include any results, data, analysis, targets and work product arising from any Partner Target Identification requested by Adaptimmune, any Results owned by Adaptimmune and any Intellectual Property Rights arising or reduced to practice in the performance of any Project or Partner Target Identification and in each case solely owned by Adaptimmune.

2.2                               Adaptimmune shall:

2.2.1                                             keep any Confidential Information of Immunocore secret;

2.2.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Immunocore;

2.2.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Immunocore; and

2.2.4                                             inform Immunocore immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

For clarity, Confidential Information of Immunocore shall include any results, data, analysis, targets and work product arising from any Partner Target Identification requested by Immunocore, any Results owned by Immunocore and any Intellectual Property Rights arising or reduced to practice in the performance of any Project or Partner Target Identification and in each case solely owned by Immunocore.

2.3                               The duty of non-disclosure set out in clauses 2.1 and 2.2 shall not apply to any Confidential Information which (a) is or becomes publicly known without the faulty of any party; or (b) is obtained from a third party in circumstances where the party receiving from such third party has no reason to believe that there has been a breach of an obligation of confidentiality; or (c) is approved for release in writing by an authorised representative of the other party.

2.4                               Adaptimmune and Immunocore may disclose the Confidential Information of the other party where required to do so in order to comply with any court order or regulatory requirement or other statutory obligation. Any disclosure shall be subject, where possible, to prior notification to the other party and co-operation with the other party to obtain any protective order, obligation of confidence or other protective measure as might be reasonably obtained by the party owning the Confidential Information required to be disclosed and in relation to such Confidential Information. Any disclosure under this clause 2.4 shall only be made to the extent required by the relevant regulatory requirement, statutory obligation or court order.

3.                                      TARGET DATABASE

3.1                               The parties shall jointly set up and maintain a Target Database. The Target Database will hold the peptide sequence details identified as potential epitopes from the relevant Targets together with any other relevant and confidential details of any Target resulting from Joint Target Identification. The Target Database shall be maintained by the head of the Joint Target Identification group (“Database Controller”) who shall keep the contents of the Target Database up to date and shall maintain, modify and update the contents of the Target Database on behalf of both of Adaptimmune and Immunocore.  Immunocore shall use all reasonable endeavours to procure that the Database Controller maintains any sequence information of any Target within the Target Database confidential on behalf of both parties despite such individual being an employee of Immunocore. The name of the head of the Joint Target Identification group as at the Effective Date is Dr Emma Hickman and Immunocore shall notify Adaptimmune of any change in identity of individual as soon as reasonably possible after becoming aware of any need for a change in individual, for example as a result of termination of employment. Immunocore shall ensure that there is always at least one Immunocore employee appointed as the Database Controller during the term of this Deed.

3.2                              Upon receipt of written notification from Adaptimmune or Immunocore that it wishes to initiate a T-cell Cloning directed to a specified Target, or that it has accepted a Target Nomination from a third party, the Database Controller shall provide the requesting party all contents of the Target Database specific to the Target or as relevant to any peptide sequence identified within such Target (including where such peptide sequence is present within more than one Target). Despite such release of sequence information Adaptimmune or Immunocore as relevant will use all reasonable endeavours to procure and maintain the ongoing confidentiality of the relevant sequence information.

3.3                               Both parties may from time to time wish to discuss with Third Parties the practicability of developing products directed to a Target and this may include a requirement to confirm whether peptides from a Target proposed by a Third Party are already present within the sequences of Targets identified in the Target Database.  In order to prevent contamination with Third Party supplied Target information each of Immunocore and Adaptimmune may request in writing that a copy of the Target Database or access to the Target Database be provided to an independent Third Party external to both Immunocore and Adaptimmune (“Independent Expert”) and who would search the Target Database to ascertain whether any Third Party peptides or Target sequences are already comprised within the Target Database.   The Independent Expert shall not be authorised to disclose the sequence of any peptides from a Target within the Target Database to any Third Party but shall be authorised to identify whether any peptides from the Third Party Target are present or absent within the Target Database, and in the case of presence the number of peptides identified as already present within the Target Database, the number of cell lines and experiments the peptide has been detected in within the Target Database and the experimental confidence score of the detected peptide in each experiment. As at the Effective Date the independent external Third Party appointed by the parties to perform such searching of the Target Database is Kilburn and Strode.

3.4                               At some point it is intended by the parties that there will be no further requirement for Joint Target Identification. At such time which will be mutually agreed between the parties or alternatively within 30 days of receipt of a written request from Adaptimmune for provision of a copy of the Target Database in accordance with this clause, one copy of the entire contents of the Target Database will be provided by Immunocore to Adaptimmune and thereafter the provisions of clauses 3.1 — 3.3 shall cease to apply and each party will maintain its own copy of the Target Database independently of the other party. Both parties shall, however, continue to maintain the sequences of any Targets within the Target Database as at the time of copying of Target Database to Adaptimmune as confidential in accordance with the terms of this Deed and at all times subject to the terms of any third party agreements entered into by Adaptimmune or Immunocore as relevant.

3.5                               For clarity, no Results generated from any Project and arising from Partner Target Identification or any sequence information resulting from analysis of Partner Materials shall be included in the Target Database and Immunocore (including through the Database Controller) and Adaptimmune shall cooperate to ensure that all Results and sequence information resulting from such Partner Target Identification are stored separately and with reasonable safeguards to ensure confidentiality in such Results or sequence information.

4.                                      TARGET IDENTIFICATION

4.1                               The parties will cooperate in performing all Joint Target Identification and Partner Target Identification as may be reasonable or necessary for each party including providing reasonable access to employees performing Joint Target Identification and to facilities within which Target Identification is performed. Any access to facilities will be subject to the party being granted such access complying with all reasonable health and safety policies or requirements that may be applicable to such access.

4.2                               Each party agrees to comply with the following in performing any Joint Target Identification or Partner Target Identification:

4.2.1                                             each party shall use reasonable skill and care to perform Joint Target Identification and Partner Target Identification and will use reasonable endeavours to perform its designated tasks for Joint Target Identification and Partner Target Identification within the timescales set by the TIC or as otherwise requested by any party;

4.2.2                                             each party will use reasonable endeavours to ensure that all employees contributing to any Joint Target Identification and Partner Target Identification keep detailed notebooks and comply with any laboratory record keeping protocol agreed between the parties; and

4.2.3                                             each party will ensure that all individuals working on or performing the Joint Target Identification and Partner Target Identification are under contracts of employment or service agreements which (to the extent legally possible) assign to the employing party all right, title and interest in any results, data, work product or Intellectual Property Rights resulting from performance of Joint Target Identification and Partner Target Identification.

4.3                               Each of the parties may also choose in its sole discretion to carry out any Partner Target Identification using its own employees, consultants or other Third Parties. There shall be no obligation on the party performing such Partner Target Identification to provide copies of or access to any results generated as a result of the performance of such Partner Target Identification.

4.4                               The parties shall set up a management committee to oversee any Joint Target Identification and Partner Target Identification work, the Target Identification Committee (“TIC”). The TIC shall be responsible for:

4.4.1                                             Determining the order in which Joint Target Identification and Partner Target Identification will be performed and the resources allocated to any Joint Target Identification and Partner Target Identification (such priorities to reflect any commitments between either party and any Third Party partner);

4.4.2                                             The relative priorities of any Joint Target Identification and Partner Target Identification performed and resolution of any competing demands on the resources of the individuals performing Joint Target Identification and Partner Target Identification;

4.4.3                                             The timescales for performance of Joint Target Identification and Partner Target Identification; and

4.4.4                                             maintaining a record of the individuals assigned to Joint Target Identification and Partner Target Identification on behalf of each party.

In making any decision on priority of Joint Target Identification and Partner Target Identification, the parties shall use reasonable endeavours to ensure that the demands of Partner Target Identification do not override and prevent the carrying out of Joint Target Identification subject in each case to any Third Party commitments agreed by either party. In particular, Immunocore will ensure that it has sufficient employees carrying out Target Identification such that taken over any calendar month an average of at least two (2) Immunocore employees are working on Joint Target Identification during such calendar month. Such obligation shall expire on the date two years after the Effective Date.

4.5                               The TIC shall comprise three (3) members from each of Immunocore and Adaptimmune. Other employees or consultants of a party may attend meetings of the TIC as observers and each party shall be entitled to permit such other individuals to attend TIC meetings, where they consider such attendance is reasonably necessary or desirable. Where attendees are consultants, any attendance by such consultants will be subject to such consultants agreeing to comply with confidentiality terms equivalent to those set out in this Deed. Each party shall have one vote on the TIC regardless of the number of members attending or other observers attending any TIC meeting. The TIC shall meet on a regular basis, at least once every three months and an agenda will be circulated for each meeting at least five (5) Business Days ahead of each meeting. Minutes will be taken at each meeting and circulated by e-mail within five (5) Business Days of any meeting. The other party will have a further five (5) Business Days to object to or comment on the minutes. Any objections or comments shall be addressed at the next TIC meeting. Organisation of the TIC meetings, circulation of agenda and the taking of minutes shall alternate between the parties, with the first TIC meeting after the Effective Date being organised by Immunocore. Meetings may be in person or by conference call.

4.6                               In the event of dispute within the TIC which can not be resolved by the TIC within thirty (30) days of any TIC meeting, either party may refer the matter to the COO, CBO or CEO of each party for resolution. Where the relevant representatives of the party are still unable to resolve the matter within a further seven (7) Business Days, either party may request resolution by arbitration in accordance with the arbitration rules of the International Chamber of Commerce. Arbitration shall be binding on both parties in the absence of fraud or manifest error on the part of the arbitrator. The number of arbitrators shall be one and the arbitration shall be held in Oxford, England.

4.7                               Where either Party wishes to use the resources of the other Party to carry out any Other Target Identification, the scope of such Other Target Identification will be mutually agreed between the parties save that either party shall not unreasonably withhold or refuse to provide its resources to assist with Other Target Identification.

4.8                               All results, data, analysis, Targets and work product arising from the performance of Joint Target Identification (excluding Intellectual Property Rights) shall be owned jointly by the parties and each party shall provide ongoing access to such results, data, analysis, Target and work product arising from the performance of Joint Target Identification. Any request for access shall be made in writing or by e-mail (provided in the case of e-mail, receipt is acknowledged) and shall specify the results, data, analysis, Target or work product required with sufficient clarity to enable the receiving party to identify the scope of access being requested. Access shall be provided as soon as reasonably possible and in any event within 10 Business Days of receipt of request for access. Any access shall be provided within business hours and the party providing access shall cooperate fully with the request for access. The access rights will be supervised and the party requesting such access shall comply with all reasonable health and safety requirements of the other party. Such obligation to provide ongoing access shall survive any termination or expiry of this Deed.

4.9                               The parties shall each keep any Target sequence information arising from the performance of Joint Target Identification confidential as if such results, data, analysis, Targets and work product were Confidential Information of the other party and such Target sequence information will be added to the Target Database and maintained in accordance with clause 3.

4.10                        All results, data, analysis, targets and work product arising from the performance of Partner Target Identification (excluding Intellectual Property Rights) shall be owned by the party required to carry out the Partner Target Identification on behalf of the relevant Third Party (“Relevant Party”). The non-Relevant Party shall maintain such results, data, analysis, targets and work product as confidential and such shall not be incorporated within the Target Database. The non-Relevant Party shall provide access to such results, data, analysis, targets and work product as reasonably required and requested by the Relevant Party including copies and originals of such results, data, analysis, targets and work product.  Access, originals and copies shall be provided as soon as reasonably possible and in any event within ten (10) Business Days of receipt of request for such access, originals or copies. Any access shall be provided within business hours and the party providing access shall cooperate fully with the request for access. The access rights will be supervised and the party requesting such access shall comply with all reasonable health and safety requirements of the other party. Such obligation to provide ongoing access shall survive any termination or expiry of this Deed.

5.                                      T-CELL CLONING

5.1                               T-cell Cloning will either be carried out for the benefit of Adaptimmune in the case of a Project requested by Adaptimmune pursuant to clause 5.2 or for the benefit of Immunocore in the case of a Project requested by Immunocore pursuant to clause 5.2. The Results will be owned by the party requesting performance of the Project in accordance with clause 5.2. The Results will constitute Confidential Information of the party requesting performance. The other party agrees to comply with the obligations of confidentiality set out in clause 2 in relation to such Confidential Information.

5.2                               Where either party (“Requesting Party”) wishes the other party to carry out any Project it shall notify the other party (“Receiving Party”) in writing (“Project Notification”). The notification shall include details of the Project, required timescales and the details of the HLA-peptide(s) relevant to the Project. The Receiving Party shall acknowledge receipt of the Project Notification in writing within 10 Business Days of receipt and shall state in such acknowledgement if there are any third party restrictions in existence as at the date of Project Notification which would prevent it from performing the Project or restrict the scope of work which can be carried out in relation to such Project, save that confidential details of such third party restriction need not be provided if provision would result in a breach of any third party agreements. Following receipt of acknowledgement by the Notifying Party and to the extent that there are no third party restrictions applicable, the parties shall negotiate and agree the details of a project schedule for the Project set out in the Project Notification as soon as reasonably possible. Once agreed and signed in writing by both parties, such schedule shall become a Project Schedule under this Deed. The Project set out in such Project Schedule shall start on the date set out in the Project Schedule or the date of last signature by a party to the Project Schedule if no start date is specified.

5.3                               The parties recognise that each of them will need to have access to the staff that can carry out T-cell Cloning and that there may be competing demands upon the resource represented by such staff.  For example such staff may also be performing T-cell Cloning for a Third Party. The parties shall keep each other informed about their likely demands upon such resource and shall use their respective reasonable endeavours to ensure that, as far as is reasonably practicable, each party has such access to that resource as it needs in order to carry on its business in a timely and efficient manner.

5.4                               The following obligations shall apply to any Project:

5.4.1                                             each party shall use reasonable skill and care to perform the Project and will use reasonable endeavours to perform its tasks under any Project within the timescales agreed between the parties, as specified in the relevant Project Schedule.

5.4.2                                             each party will use reasonable endeavours to ensure that all employees contributing to any Project keep detailed notebooks and comply with any laboratory record keeping protocol agreed between the parties.

5.4.3                                             each party will assign a project manager to each Project to manage the day to day performance of the Project.  Each party shall have the right to change its Project manager upon written notice to the other party.

5.4.4                                             any Non-Partner Materials or Partner Materials shall remain the property of the providing party (or the relevant Third Party) unless otherwise agreed in writing between the parties.  The party receiving the Non-Partner Materials or Partner Materials shall use reasonable endeavours to:

(a)                                 keep the Non-Partner Materials and Partner Materials secure;

(b)                                 use the Non-Partner Materials and Partner Materials only for the performance of the Project and with reasonable skill and care; and

(c)                                  ensure compliance with all applicable laws and regulations governing the transportation, keeping and use of the Non-Partner Materials and Partner Materials.

5.4.5                                             Each party will ensure that all individuals working on or performing the Project are under contracts of employment or service agreements which (to the extent legally possible) assign to the employing party all right, title and interest in any Results.

5.4.6                                             Any T-cell Cloning under any Project will be recorded in a project notebook which is specific to the party requesting such a Project. Such project notebooks will be kept separate from other notebooks of a party and shall be identifiable as containing Project specific information.

5.4.7                                             Each party shall procure that those of its employees who carry out T-cell Cloning shall record the time spent by them on such work on a time sheet which allocates such time to a specific Project.

5.4.8                                             The Requesting Party may terminate the relevant Project by notice in writing to the other party without cause and with immediate effect.

5.5                               On identification, isolation or characterisation of any t-cell clone or t-cell receptor as a result of T-cell Cloning, either party (“Notifying Party”) shall be entitled to serve a written notice on the other party (“Notified Party”) where the identification of any t-cell clone or t-cell receptor causes or results in any Third Party conflict or Third Party restriction arising for the Notifying Party. Any such notice must be served as soon as possible after the conflict or restriction becomes apparent to the Notifying Party and in any event before expiry of a period of one month after completion of any Project. To the extent legally possible (including in accordance with the terms of any Third Party agreement), the Notified Party shall take account of the notified conflict or restriction and where necessary cease any work on or in relation to the relevant t-cell clone or t-cell receptor, including as relevant not disclosing or transferring such t-cell clone or t-cell receptor on to any Third Party.

6.                                      INTELLECTUAL PROPERTY RIGHTS

6.1                               T-cell cloning Projects: Any Intellectual Property Rights in Results or arising or reduced to practice in the performance of a Project shall be owned by the Requesting Party. Where Immunocore is the Requesting Party, Adaptimmune hereby assigns and agrees to assign such Intellectual Property Rights to Immunocore. Where Adaptimmune is the Requesting Party, Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed the confidential information of the party owning such Intellectual Property Rights and shall be maintained as confidential by the other party in accordance with clause 2.

6.2                               Partner Target Identification: Any Intellectual Property Rights arising or reduced to practice in the performance of Partner Target Identification shall be owned by the party receiving the relevant Target Nomination and requesting such Partner Target Identification. Where Immunocore is the relevant requesting party, Adaptimmune hereby assigns and agrees to assign such Intellectual Property

Rights to Immunocore. Where Adaptimmune is the relevant requesting party, Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed the confidential information of the party owning such Intellectual Property Rights and shall be maintained as confidential by the other party in accordance with clause 2.

6.3                               Joint Target Identification: Any Intellectual Property Rights arising from or reduced to practice during the performance of Joint Target Identification, shall be owned jointly in equal undivided shares by Adaptimmune and Immunocore (“Joint Results”). Each party agrees to take all steps as may be necessary to vest ownership of Joint Results in the parties in accordance with this clause 6.3.  The parties shall each keep the Joint Results confidential as if such Joint Results were Confidential Information of the other party save that each party shall be entitled to disclose Joint Results other than the Target peptide sequences in the Target Database to Third Parties and Affiliates as may be reasonably necessary for the business of each party and subject to such Third Parties agreeing to equivalent obligations of confidentiality as set out under this Deed.

6.4                               Immunocore and Adaptimmune each agree to licence the Joint Results to the other party as if such Joint Results were “Results” under clause 3 of the Assignment and Exclusive Licence Agreement. Such licence shall take effect on creation or reduction to practice of the Intellectual Property Rights in such Joint Results and shall last for the same duration as the licence granted under clause 3 of the Assignment and Exclusive Licence Agreement. Should either party wish to file a patent application in relation to any Joint Results the provisions of clause 4 of the Assignment and Exclusive Licence Agreement will apply and the Joint Results shall be treated as “Results” under clause 4 of the Assignment and Exclusive Licence Agreement.

6.5                               Each party agrees at its cost and expense to execute or to procure the execution of any further document or confirmatory assignment which may be reasonably required to affect ownership in accordance with clauses 6.1 — 6.3.

6.6                               Neither party shall intentionally infringe or misappropriate any Third Party intellectual property rights in performing any Project. Should either party become aware of any third party infringement being threatened or alleged in relation to any Results, Joint Results or results of Joint Target Identification, such party shall notify the other party as soon as reasonably possible and the parties shall reasonably cooperate in relation to the defence of any third party infringement.

6.7                               Each party hereby irrevocably appoints the other party to be its attorney in its name and on its behalf to execute documents, use a party’s name and do all things which are necessary or desirable for the other party to obtain for itself or its nominee the full benefit of clauses 6.1-6.3.

6.8                               Each party shall procure that all employment agreements with individuals performing Joint Target Identification or T-cell Cloning permit ownership of Intellectual Property Rights created, generated or reduced to practice during the performance of Joint Target Identification or T-cell Cloning by such individuals in accordance with this clause 6.

7.                                     PAYMENT TERMS, EXPENSES AND VAT

T-cell cloning and Partner Target Validation

7.1                               The party for whom any Partner Target Identification is being performed or any Project is being performed shall pay one hundred percent of the cost for the individuals performing the relevant Partner Target Identification or Project. Such cost shall be based on the time incurred in performance of the Partner Target Identification or T-cell cloning by such individuals and as recorded by such individuals against the relevant project code assigned to such work and shall be calculated at the FTE Rate. Such cost shall be calculated on a monthly basis in arrears. A party receiving an invoice in relation to any Partner Target Identification or Project costs shall be entitled to request access to the relevant timesheets to verify the cost set out in the invoice and there shall be no obligation to pay such invoice until the relevant timesheets have been provided to the paying party.

7.2                               The party for whom any Partner Target Identification is being performed or any Project is being performed shall also reimburse the other party for any third party expenses necessarily incurred by the other party in the performance of the Partner Target Identification or Project on production of reasonable documentary evidence of such expenses being incurred.

Joint Target Identification

7.3                               The number of individuals assigned by each party to Joint Target Identification will change from time to time and the TIC shall keep a record of those individuals assigned to Joint Target Identification by each party and the date such individuals are assigned or cease to be assigned to Joint Target Identification. The TIC shall also report on a monthly basis and update the financial controllers (or equivalent individuals) for each party of the level of individuals assigned to Joint Target Identification to enable the financial controllers to adjust Schedule 1 in accordance with clause 7.4.

7.4                               Each party shall pay 50 percent of the employment cost of such the individuals performing Joint Target Identification and assigned to Target Identification pursuant to clause 7.3. The employment cost for each individual assigned to Joint Target Identification as at the Effective Date shall be the amounts set out in Schedule 1 and shall be calculated at the appropriate FTE Rate. Schedule 1 shall be adjusted on a monthly basis in line with the record kept by the TIC under clause 7.3 and by mutual agreement between the financial controllers (or equivalent individuals) of each party.

General payment provisions

7.5                               Schedule 1 sets out the relevant cost position between the parties as at the Effective Date of this Deed. Schedule 1 shall be updated by the financial controllers (or equivalent individual) of both parties on a monthly basis. Any changes to the principles used in calculating the costs set out in Schedule 1 shall be mutually agreed between the parties and in each case shall reflect a fair proportion of the Employment Cost or other expenses incurred by the relevant party in providing services to the other party under this Deed.

7.6                               All sums expressed to be payable under this Deed are exclusive of VAT.

7.7                               Each party shall deliver to the other at the end of each month a VAT invoice in respect of the services provided by it to that other party during that month and as provided for in Schedule 1 (as amended from time to time) or otherwise required under this Deed.

7.8                               Each party receiving an invoice pursuant to clause 7.7 shall settle such invoice within 30 Business Days of receipt.

8.                                      PREVIOUS AGREEMENT

8.1                               The parties agree that this Deed amends and supersedes the Previous Agreement in relation to the subject matter of this Deed and where there is any conflict between this Deed and such previous agreement this Deed shall prevail.

8.2                               Notwithstanding the provisions of clause 8.1, Adaptimmune shall remain liable to pay to Immunocore any sums which became due or owing to Immunocore under the Previous Agreement prior to the Effective Date.

9.                                      LIABILITY

9.1                               This clause 9 sets out the entire financial liability of the parties (including any liability for the acts or omissions of their respective employees, agents, and sub-contractors) to each other in respect of any:

9.1.1                                             breach of this Deed;

9.1.2                                             use made by a party of any facilities or services provided by the other; and

9.1.3                                             representation, statement or tortious act or omission (including negligence) arising under, or in connection with, this agreement.

9.2                               Except as set out in this Deed, all warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this agreement.

9.3                               Nothing in this Deed shall limit or exclude the liability of either party for:-

9.3.1                                             death or personal injury resulting from negligence or fraud;

9.3.2                                             fraudulent misrepresentation; or

9.3.3                                             breach of any obligation in this Deed relating to intellectual property rights or confidentiality.

9.4                               Subject to the provisions of clause 9.3 and clause 9.5 the total liability of one party to the other arising under or in connection with this Deed whether in contract, tort for negligence or breach of statutory duty, misrepresentation or otherwise, shall not exceed £5 million.

9.5                               Subject to clause 9.3, neither party shall be liable to the other (whether in contract, tort, negligence or otherwise) for any indirect or consequential loss or damage, costs of expenses whatsoever, and howsoever arising out of or in connection with this Deed.

10.                               INSURANCE

10.1                        Each party shall:

10.1.1                                      obtain and maintain policies of insurance with a reputable insurance company in respect of its liabilities and obligations under this Deed; and

10.1.2                                      upon request, provide the other with a copy of the insurance certificates and policies within 10 Business Days of receipt of such request.

10.2                        If a party fails to obtain and maintain insurance in accordance with clause 10.1, the other party may, in its sole discretion either:

10.2.1                                      obtain the appropriate insurance itself; or

10.2.2                                      terminate this Deed in accordance with clause 11.

11.                               TERMINATION

11.1                        This Deed may be terminated by either party with immediate effect on giving written notice to the other party if:

11.1.1                                      the other party fails to pay any undisputed amount due under this agreement on the due date for payment and remains in default not less than 15 Business Days after being notified in writing to make such payment; or

11.1.2                                      the other party commits a material breach of a material term of this Deed and (if such breach is remediable) fails to remedy that breach within a period of 90 Business Days after receipt of notice in writing requiring it to do so; or

11.1.3                                      the other party commits a series of persistent minor breaches which, when taken together, amount to a material breach; or

11.1.4                                      the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

11.1.5                                      the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

11.1.6                                      a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other party (other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of the other party); or

11.1.7                                      any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer is appointed over or in respect of the other party or any part of its business or assets; or

11.1.8                                      a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other party’s assets and such attachment or process is not discharged within 90 Business Days;

11.1.9                                      the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

11.1.10                               the other party fails to obtain or maintain the insurance referred to in clause 10.

11.2                        Termination under clause 11.1 shall be without prejudice to any rights, remedies or obligations which have accrued as at termination, and subject to the provisions of clause 11.3, on termination, neither party shall have any obligation to the other under this Deed.

11.3                        Adaptimmune shall be entitled to terminate this Deed at any time by not less than six months’ notice in writing to Immunocore.

11.4                        Immunocore shall be entitled to terminate this Deed by not less than six months’ notice in writing to Adaptimmune expiring on or at any time after the day preceding the second anniversary of the Effective Date.

11.5                        For clarity, termination under this clause 11 by either party can be with respect to provision of Target Identification or T cell Cloning separately or as the entire Deed.

11.6                        On termination of this Deed (however arising), the following clauses shall continue in full force and effect [to be inserted once clauses finalised].

12.                               FORCE MAJEURE

12.1                        A party, provided that it has complied with clause 12.2, shall not be in breach of this Deed, nor liable for any failure or delay in performance of any obligations under this Deed arising from a Force Majeure Event.

12.2                       Any party that is subject to a Force Majeure Event shall not be in breach of this Deed provided that:

12.2.1                                      it promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and

12.2.2                                      it has used reasonable endeavours to mitigate the effect of the Force Majeure Event to carry out its obligations under this Deed in any way that is reasonably practicable and to resume the performance of its obligations as reasonably possible.

12.3                        It the Force Majeure Event prevails for a continuous period in excess of three months, either party may terminate this Deed on 14 Business Days’ written notice. Termination under this clause 12.3 shall be without prejudice to the rights of the parties in respect of any breach of this Deed occurring before such termination.

13.                               CONFIDENTIALITY AND ANNOUNCEMENTS

Each party shall keep, and shall procure that its employees, agents and sub-contractors shall, keep secret and Confidential Information and any other information (whether or not technical) of a confidential nature which has been communicated to them by the other party either before the execution of, or as result of, this Deed, or of which its employees, agents or sub-contractors become aware when on the premises of the other party and shall not, and shall procure that its employees, agents and sub-contractors shall not, disclose the same (or any part of it) to any other person.

14.                               ASSIGNMENT

This Deed is personal to the parties and neither party shall, without the prior written consent of the other party assign, transfer, mortgage, charge or deal in any other manner with this agreement or any of its rights and obligations under or arising out of this Deed, or purport to do any of the same. Neither party shall sub-contract or delegate in any manner any or all of its obligations under this Deed to any third party or agent.

15.                               SEVERANCE

15.1                        If any provision of this Deed (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Deed, and the validity and enforceability of the other provisions of this Deed shall not be affected.

15.2                        If a provision of this Deed (or part of any provision) is found illegal, invalid or unenforceable, the parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

16.                               VARIATION AND WAIVER

16.1                        A variation of this Deed shall be in writing and signed by or on behalf of each party.

16.2                        Any waiver of any right under this Deed is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver or consent from subsequently relying on the provision it has waived.

16.3                        Failure to exercise, or any delay in exercising, any right or remedy provided under this Deed or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

16.4                        No single or partial exercise of any right or remedy provided under this Deed or by law shall preclude or restrict the further exercise of that or any other right or remedy.

17.                               NOTICES

17.1                        A notice or other communication given to a party under or in connection with this Deed:

17.1.1                                      shall be in writing and in English;

17.1.2                                      shall be signed by or on behalf of the party giving it;

17.1.3                                      shall be sent to the party for the attention of the person at the address, or fax number specified in this clause (or to such other person or to such other address or fax number as that party may notify to the others, in accordance with the provisions of this clause 17); and

17.1.4                                      may be:

(a)                                 delivered personally; or

(b)                                 sent by commercial courier; or

(c)                                  sent by pre-paid first-class post or recorded delivery; or

(d)                                 sent by fax.

17.2                        The addresses for delivery of a notice or other communication are as follows:

17.2.1                                      Immunocore:

(a)                                 address: 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Business Officer;

(c)                                  fax number:  01235 438601.

17.2.2                                      Adaptimmune:

(a)                                 address: 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Operating Officer

(c)                                  fax number: 01235 430001.

17.3                        A notice is deemed to be received:

17.3.1                                      if delivered personally, at the time of delivery; or

17.3.2                                      if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; or

17.3.3                                      if sent by pre-paid first-class post or recorded delivery, 9.00 am on the Business Day after posting; or

17.3.4                                      if sent by fax, at the time of transmission.

17.4                        For the purposes of this clause 17:

17.4.1                                      all times are to be read as local time in the place of deemed receipt; and

17.4.2                                      if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm on a Business Day), the notice or other communication is deemed to have been received at the opening of business on the next Business Day in the place of receipt.

17.5                        To prove delivery, it is sufficient to prove that:

17.5.1                                      if sent by pre-paid first-class post, the envelope containing the notice or other communication was properly addressed and posted; or

17.5.2                                      if sent by fax, the notice was transmitted by fax to the fax number of the party.

17.6                        The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

17.7                        A notice required to be given under or in connection with this Deed shall not be validly given if sent by e-mail.

18.                               WHOLE AGREEMENT

18.1                        This Deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

18.2                        Each party acknowledges that, in entering into this Deed, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Deed, provided always that nothing in this clause shall limit or exclude any liability for fraud.

19.                               THIRD PARTY RIGHTS

No term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

20.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Deed and which together have the same effect as if each party had signed the same document

21.                               GOVERNING LAW AND JURISDICTION

21.1                        This Deed and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

21.2                        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter (including non-contractual disputes or claims).

[SIGNATURES ON NEXT PAGES]

THIS DEED has been delivered and entered into by the parties on the date stated at the beginning of it.

Executed as a deed by Adaptimmune Limited acting by James Noble a director and Margaret Henry, its secretary

/s/ James Noble

James Noble

Director

/s/ M. Henry

Margaret Henry

Secretary

Executed as a deed by Immunocore Limited acting by Eva-Lotta Allan, a director and Bent Jakobsen, a director

/s/ Eva-Lotta Allan

Eva-Lotta Allan

Director

/s/ Bent Jakobsen

Bent Jakobsen

Director

CONFIDENTIAL

SCHEDULE 1 — FEES PAYABLE BY PARTIES UNDER THIS AGREEMENT

Fees payable by Adaptimmune to Immunocore

Service	Basis of calculation

Scientific Resource

- Joint Target Validation	50% of cost-centre over-headed FTE rate of £*** per annum, calculated at the end of each month based on actual resources allocated in timesheets

- Other Services	100% of cost-centre over-headed FTE rate of £*** per annum, calculated at the end of each month based on actual resources allocated in timesheets

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.